Exhibit 10.2

May 20, 2008

VIA HAND DELIVERY

Dennis Matheson

Dear Dennis:

This letter (“Letter Agreement”) confirms our agreement concerning the extension of the initial term of the employment agreement between TerreStar Networks Inc., a Delaware corporation (the “Company”) and you, dated as of January 15, 2008 (the “Employment Agreement”) and certain changes to the Employment Agreement necessitated by the Company’s recent restructuring of its senior management team.

The Company and you agree that the Employment Agreement is hereby amended in the following regards:

1.             Extension of Initial Term

The term “Expiration Date,” as set forth in Section 5(b) of the Employment Agreement, shall hereafter mean the close of business on May 20, 2009.  Likewise, for all purposes under the Employment Agreement, the term “Initial Term” shall hereafter mean the period measured from the Commencement Date through the Expiration Date as defined in the preceding sentence.

2.             Reporting Line

You shall report directly to the Chief Executive Officer of the Company and, in the absence thereof, to the President of the Company.

3.             Good Reason

The modification to your reporting line, to provide that in the absence of a Chief Executive Officer you shall report to the President of the Company, shall not be construed as a material adverse change in your position, authority, duties or responsibilities or otherwise constitute an event giving rise to “Good Reason” as defined in Section 5(h) of the Employment Agreement.

4.             Miscellaneous

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. This Letter Agreement is the full and final understanding between you and the Company regarding the extension of the Initial Term of the Employment Agreement and the change in your reporting line.  Except as modified by the terms of this Letter Agreement, the Employment Agreement remains in full force and effect. This Letter Agreement shall not be modified, waived or amended except by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Letter Agreement shall inure to the benefit of and be binding upon you, the Company and its successors and assigns.

If the foregoing terms are acceptable to you, please confirm your agreement by signing your name below.  Your signature below will indicate that you are entering into this Letter Agreement freely and with a full understanding of its terms and effect.

Very truly yours,

/s/ Jeffrey W. Epstein
Jeffrey W. Epstein
President, General Counsel and Secretary, TerreStar Corporation and TerreStar Networks Inc.

AGREED AND ACCEPTED:

/s/ Dennis Matheson
Dennis Matheson

Date:	5/20/2008